Exhibit 99.1

Trimble Reports Fourth Quarter and Fiscal 2012 Results

•	Fourth Quarter 2012 Revenue $515.5 Million, Up 18 percent; Non-GAAP Diluted Earnings Per Share $0.57

•	Fiscal 2012 Revenue $2.0 Billion, up 24 Percent; Non-GAAP Diluted Earnings Per Share $2.65

SUNNYVALE, Calif., Feb. 5, 2013 – Trimble (NASDAQ: TRMB) today announced fourth quarter and fiscal year end results.

Fourth Quarter 2012

Fourth quarter 2012 revenue of $515.5 million was up 18 percent as compared to the fourth quarter of 2011.

GAAP operating income for the fourth quarter of 2012 was $30.3 million, up 6 percent as compared to the fourth quarter of 2011. GAAP operating margin in the fourth quarter of 2012 was 5.9 percent of revenue as compared to 6.6 percent of revenue in the fourth quarter of 2011.

GAAP net income for the fourth quarter of 2012 was $33.2 million, up 13 percent as compared to the fourth quarter of 2011. Diluted earnings per share in the fourth quarter of 2012 were $0.26 as compared to diluted earnings per share of $0.23 in the fourth quarter of 2011. The tax rate was 16 percent for the fourth quarter of 2012 as compared to 8 percent in the fourth quarter of 2011.

Fourth quarter 2012 non-GAAP operating income of $85.1 million was up 24 percent as compared to the fourth quarter of 2011. Non-GAAP operating margin was 16.5 percent of revenue as compared to 15.8 percent of revenue in the fourth quarter of 2011.

Non-GAAP net income of $73.4 million for the fourth quarter of 2012 was up 8 percent as compared to the fourth quarter of 2011. Diluted non-GAAP earnings per share in the fourth quarter of 2012 were $0.57 as compared to diluted non-GAAP earnings per share of $0.54 in the fourth quarter of 2011.

Fourth quarter 2012 non-GAAP results are adjusted for the following:

•	Restructuring expense of $350 thousand as compared to $644 thousand in the fourth quarter of 2011;

•	Amortization of intangibles of $36.4 million as compared to $29.2 million in the fourth quarter of 2011;

•	Stock-based compensation expense of $9.0 million as compared to $7.4 million in the fourth quarter of 2011;

•	Acquisition-related inventory step-up charge of $1.7 million as compared to $739 thousand in the fourth quarter of 2011;

•	Acquisition-related costs net of divestiture gain of $467 thousand as compared to $1.9 million in the fourth quarter of 2011;

•	No gain or loss on foreign currency exchange from a hedge associated with an acquisition as compared to a loss of $1.7 million in the fourth quarter of 2011;

•	Debt-issuance write-off of $82 thousand versus no debt-issuance write-off in the fourth quarter of 2011.

Fiscal 2012

Fiscal 2012 revenue of $2.0 billion was up 24 percent as compared to the fiscal 2011.

GAAP operating income for fiscal 2012 was $212.6 million, up 36 percent as compared to fiscal 2011. GAAP operating margin for fiscal 2012 was 10.4 percent of revenue as compared to 9.5 percent of revenue in fiscal 2011.

GAAP net income for fiscal 2012 was $191.1 million, up 27 percent as compared to fiscal 2011. Diluted earnings per share in the year of 2012 were $1.49 as compared to diluted earnings per share of $1.20 in fiscal 2011. The tax rate was 17 percent for fiscal 2012 as compared to a tax rate of 11 percent for fiscal 2011.

Fiscal 2012 non-GAAP operating income of $397.3 million was up 36 percent as compared to fiscal 2011. Non-GAAP operating margin was 19.5 percent of revenue as compared to 17.8 percent of revenue in fiscal 2011. Improvements in non-GAAP operating margin were due to leverage on higher revenue, product mix and acquisitions.

Non-GAAP net income of $339.6 million for fiscal 2012 was up 25 percent as compared to fiscal 2011. Fiscal 2012 diluted, non-GAAP earnings per share were $2.65 as compared to diluted non-GAAP earnings per share of $2.15 in fiscal 2011.

Fiscal 2012 non-GAAP results are adjusted for the following:

•	Restructuring expense of $2.4 million as compared to $2.8 million in fiscal 2011;

•	Amortization of intangibles of $125.7 million as compared to $85.9 million in fiscal 2011;

•	Stock-based compensation expense of $32.7 million as compared to $28.5 million in fiscal 2011;

•	Acquisition-related inventory step-up charge of $2.4 million as compared to $3.8 million in fiscal 2011;

•	Acquisition-related costs net of divestiture gain of $14.4 million as compared to $14.6 million in fiscal 2011;

•	Foreign currency exchange loss of $1.6 million associated with an acquisition as compared to a gain of $1.8 million in fiscal 2011;

•	Debt-issuance write-off of $82 thousand versus $377 thousand debt-issuance write-off in fiscal 2011.

“Our quarterly results were consistent with our expectations in an environment that remains volatile. In the U.S. we saw a clear improvement in commercial and residential construction markets which was offset by a general tendency late in the year to defer investment decisions pending better clarity on the outcome of government budget actions,” said Steven W. Berglund, Trimble’s president and chief executive officer. “Conditions in Europe remained difficult while most other regions continued to be comparatively healthy. Our outlook for 2013 remains that of healthy growth although it is conditioned upon the state of volatility in the U.S. and Europe.”

Results by Segment

Segment operating income is revenue less cost of sales and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

Fourth quarter 2012 E&C revenue was $269.1 million, up 13 percent as compared to the fourth quarter of 2011. Growth in E&C revenue came primarily from sales of heavy and highway and building construction solutions, as well as acquisitions.

Fourth quarter operating income in E&C was $39.2 million, or 14.6 percent of revenue as compared to $36.6 million, or 15.3 percent of revenue in the fourth quarter of 2011. Non-GAAP operating income was $42.4 million, or 15.8 percent of revenue, as compared to $39.4 million, or 16.5 percent of revenue, in the fourth quarter of 2011. Non-GAAP operating margin was down primarily due to operating expenses associated with Trimble Dimensions, Trimble’s biannual user conference.

Fiscal 2012 E&C revenue was $1.1 billion, up 20 percent as compared to the fiscal 2011. Growth in E&C revenue came from revenue growth across all major product categories as well as contributions from acquisitions.

Fiscal 2012 operating income in E&C was $207.2 million or 19.0 percent of revenue, as compared to $149.0 million, or 16.4 percent of revenue in fiscal 2011. Fiscal 2012 non-GAAP operating income was $219.1 million, or 20.1 percent of revenue, as compared to $159.2 million, or 17.6 percent of revenue, in fiscal 2011. Non-GAAP operating margin increased primarily due to leverage on higher revenue and product mix.

Field Solutions

Fourth quarter 2012 Field Solutions revenue was $108.1 million, up 13 percent as compared to the fourth quarter of 2011 due primarily to increased sales of agricultural products.

Fourth quarter 2012 Field Solutions operating income was $37.1 million, or 34.3 percent of revenue, as compared to $34.1 million, or 35.7 percent of revenue, in the fourth quarter of 2011. Non-GAAP operating income was $37.9 million, or 35.1 percent of revenue, as compared to $34.7 million, or 36.3 percent of revenue, in the fourth quarter of 2011. Non-GAAP operating margin was down primarily due to product mix in Geographical Information System (GIS) sales.

Fiscal 2012 Field Solutions revenue was $482.0 million, up 16 percent as compared to fiscal 2011 due primarily to increased sales of agricultural products.

Fiscal 2012 Field Solutions operating income was $182.1 million, or 37.8 percent of revenue, as compared to $160.1 million, or 38.7 percent of revenue, in fiscal 2011. Fiscal 2012 non-GAAP operating income was $184.9 million, or 38.4 percent of revenue, as compared to $162.4 million, or 39.3 percent of revenue, in fiscal 2011. Non-GAAP operating margins were down primarily due to product mix in GIS sales.

Mobile Solutions

Fourth quarter 2012 Mobile Solutions revenue was $104.5 million, up 38 percent as compared to the fourth quarter of 2011 due primarily to higher subscription revenue and the impact of acquisitions.

Fourth quarter 2012 Mobile Solutions operating income was $11.3 million, or 10.8 percent of revenue, as compared to $6.0 million, or 7.9 percent of revenue, in the fourth quarter of 2011. Non-GAAP operating income was $11.7 million, or 11.2 percent of revenue, as compared to $6.4 million, or 8.5 percent of revenue, in the fourth quarter of 2011. The improvement in non-GAAP operating margin was due to leverage from increased revenue and product mix.

Fiscal 2012 Mobile Solutions revenue was $348.1 million, up 59 percent as compared to fiscal 2011 due primarily to higher subscription revenue and acquisitions.

Fiscal 2012 Mobile Solutions operating income was $32.5 million, or 9.3 percent of revenue, as compared to $4.5 million, or 2.0 percent of revenue, in fiscal 2011. Fiscal 2012 non-GAAP operating income was $34.6 million or 9.9 percent of revenue, as compared to $7.4 million, or 3.4 percent of revenue, in fiscal 2011. Non-GAAP operating margins improved due to leverage on increased subscription revenue.

Advanced Devices

Fourth quarter 2012 Advanced Devices revenue was $33.8 million, up 34 percent as compared to the fourth quarter of 2011, primarily due to stronger sales of embedded devices and timing devices.

Operating income in Advanced Devices for the fourth quarter of 2012 was $6.2 million, or 18.4 percent of revenue, as compared to $3.5 million, or 13.7 percent of revenue, in the fourth quarter of 2011. Non-GAAP operating income in Advanced Devices was $7.0 million, or 20.7 percent of revenue, as compared to $4.1 million, or 16.1 percent of revenue, in the fourth quarter of 2011. The improvement in non-GAAP operating margin was due to leverage on higher revenue and product mix.

Fiscal 2012 Advanced Devices revenue was $120.6 million, up 15 percent as compared to fiscal 2011 due primarily to increased sales of timing devices.

Fiscal 2012 Advanced Devices operating income was $19.2 million, or 15.9 percent of revenue, as compared to $13.9 million, or 13.2 percent of revenue, in fiscal 2011. Fiscal 2012 non-GAAP operating income was $21.6 million or 17.9 percent of revenue, as compared to $16.5 million, or 15.6 percent of revenue, in fiscal 2011. Non-GAAP operating margins improved due to leverage from increased revenue and product mix.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the first quarter of 2013 Trimble expects revenue between $575 million and $580 million with GAAP earnings per share of $0.41 to $0.43 and non-GAAP earnings per share of $0.74 to $0.76. Non-GAAP guidance excludes the amortization of intangibles of $38.2 million related to previous acquisitions; anticipated acquisition costs of $2.0 million and the anticipated impact of stock-based compensation expense of $9.2 million. Both GAAP and non-GAAP earnings per share assume a 14 to 16 percent tax rate and 130 million shares outstanding.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on Feb. 5, 2013 at 1:30 p.m. PT to review its fourth quarter and fiscal 2012 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 902-3611 (international). A replay of the call will be available for seven days at (855) 859-2056 (U.S.) or (404) 537-3406 (international) and the pass code is 95278356. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the impact of acquisitions, and the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the first quarter and full year 2013, the expected tax rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions and the anticipated number of shares outstanding and interest costs. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its Mobile Solutions segment or integrate new acquisitions. The Company’s results would also be negatively impacted by further weakening in the macro environment in Europe and China or a softening of the market in North or South America. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter of		Fiscal Years
	2012	2011	2012	2011
Revenues:
Product	$379,337	$341,498	$1,566,975	$1,345,876
Service	77,627	46,807	262,889	159,095
Subscription	58,559	46,865	210,249	139,094

Total revenues	515,523	435,170	2,040,113	1,644,065

Cost of sales:
Product	190,245	163,421	767,526	650,456
Service	32,695	20,945	100,286	71,470
Subscription	17,987	19,766	65,847	55,361
Amortization of purchased intangible assets	18,132	13,280	60,277	37,197

Total cost of sales	259,059	217,412	993,936	814,484

Gross margin	256,464	217,758	1,046,177	829,581

Gross margin (%)	49.7%	50.0%	51.3%	50.5%
Operating expenses
Research and development	70,737	57,555	256,458	197,007
Sales and marketing	83,598	71,445	313,692	266,804
General and administrative	53,207	43,658	195,802	158,375
Restructuring	333	513	2,227	2,288
Amortization of purchased intangible assets	18,260	15,875	65,430	48,705

Total operating expenses	226,135	189,046	833,609	673,179

Operating income	30,329	28,712	212,568	156,402
Non-operating income, net
Interest expense, net	(4,796)	(3,093)	(16,357)	(7,277)
Foreign currency transaction gain (loss), net	(683)	(1,727)	(2,526)	1,053
Income from equity method investments, net	5,019	4,379	24,727	15,349
Other income, net	9,115	2,819	11,012	1,927

Total non-operating income, net	8,655	2,378	16,856	11,052

Income before taxes	38,984	31,090	229,424	167,454
Income tax provision	6,305	2,427	39,708	18,545

Net income	32,679	28,663	189,716	148,909
Less: Net loss attributable to noncontrolling interests	(507)	(740)	(1,344)	(1,846)

Net income attributable to Trimble Navigation Ltd.	$33,186	$29,403	$191,060	$150,755

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.26	$0.24	$1.52	$1.23

Diluted	$0.26	$0.23	$1.49	$1.20

Shares used in calculating earnings per share:
Basic	126,657	123,446	125,566	122,725

Diluted	129,118	126,592	128,387	126,133

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

At the End of Fiscal Year	2012	2011
Assets
Current assets:
Cash and cash equivalents	$157,771	$154,621
Accounts receivables, net	323,477	275,201
Other receivables	17,327	7,103
Inventories, net	240,529	232,063
Deferred income taxes	43,473	44,632
Other current assets	33,396	19,437

Total current assets	815,973	733,057
Property and equipment, net	96,890	62,724
Goodwill	1,815,699	1,297,692
Other purchased intangible assets, net	644,419	476,791
Other non-current assets	96,123	82,211

Total assets	$3,469,104	$2,652,475

Liabilities
Current liabilities:
Current portion of long-term debt	$38,092	$65,918
Accounts payable	124,532	97,956
Accrued compensation and benefits	86,064	73,894
Deferred revenue	138,920	105,066
Accrued warranty expense	17,066	18,444
Other accrued liabilities	63,996	50,045

Total current liabilities	468,670	411,323
Non-current portion of long-term debt	873,066	498,518
Non-current deferred revenue	7,262	13,113
Deferred income taxes	148,260	95,594
Other non-current liabilities	58,322	45,025

Total liabilities	1,555,580	1,063,573

Commitments and contingencies
Equity
Shareholders’ equity:
Common stock	1,006,818	878,514
Retained earnings	868,026	685,639
Accumulated other comprehensive income	22,611	5,140

Total Trimble Navigation Ltd. shareholders’ equity	1,897,455	1,569,293
Noncontrolling interests	16,069	19,609

Total equity	1,913,524	1,588,902
Total liabilities and equity	$3,469,104	$2,652,475

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Fiscal Years
	2012	2011
Cash flow from operating activities:
Net Income	$189,716	$148,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	23,691	20,509
Amortization expense	125,707	85,160
Provision for doubtful accounts	2,030	1,913
Deferred income taxes	(1,369)	(26,305)
Stock-based compensation	32,660	28,451
Income from equity method investments	(24,727)	(15,349)
Excess tax benefit for stock-based compensation	(25,345)	(14,762)
Acquisition / divestiture gain	(7,257)	(264)
Provision for excess and obsolete inventories	6,234	8,410
Other non-cash items	(4,221)	3,149
Add decrease (increase) in assets:		—
Accounts receivables	(24,388)	(31,874)
Other receivables	(5,017)	30,141
Inventories	(8,402)	(30,139)
Other current and non-current assets	(7,945)	10,519
Add increase (decrease) in liabilities:		—
Accounts payable	25,985	(4,310)
Accrued compensation and benefits	7,889	2,469
Deferred revenue	16,560	18,775
Accrued warranty expense	(1,520)	644
Other current and non-current liabilities	20,419	5,583

Net cash provided by operating activities	340,700	241,629

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(728,114)	(759,737)
Acquisition of property and equipment	(54,071)	(23,278)
Acquisitions of intangible assets	(1,170)	(1,666)
(Purchases) sales of equity method investments	4,913	(3,267)
Dividends received	13,178	12,398
Other	978	1,985

Net cash used in investing activities	(764,286)	(773,565)

Cash flow from financing activities:
Issuance of common stock, net	59,187	45,869
Excess tax benefit for stock-based compensation	25,345	14,762
Proceeds from long-term debt and revolving credit lines	1,199,352	734,225
Payments on short-term and long-term debt	(857,477)	(330,689)

Net cash provided by financing activities	426,407	464,167

Effect of exchange rate changes on cash and cash equivalents	329	1,602

Net increase (decrease) in cash and cash equivalents	3,150	(66,167)
Cash and cash equivalents - beginning of period	154,621	220,788

Cash and cash equivalents - end of period	$157,771	$154,621

REPORTING SEGMENTS

(Dollars in thousands)

(Unaudited)

	Reporting Segments
	Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices
FOURTH QUARTER OF FISCAL 2012 :
Revenues	$269,120	$108,099	$104,532	$33,772
Operating income before corporate allocations:	$39,173	$37,129	$11,259	$6,230
Operating margin (% of segment external net revenues)	14.6%	34.3%	10.8%	18.4%
FOURTH QUARTER OF FISCAL 2011 :
Revenues	$238,689	$95,533	$75,794	$25,154
Operating income before corporate allocations:	$36,615	$34,061	$5,976	$3,451
Operating margin (% of segment external net revenues)	15.3%	35.7%	7.9%	13.7%
FISCAL YEARS 2012 :
Revenue	$1,089,424	$481,962	$348,147	$120,580
Operating income before corporate allocations:	$207,174	$182,134	$32,459	$19,166
Operating margin (% of segment external net revenues)	19.0%	37.8%	9.3%	15.9%
FISCAL YEARS 2011 :
Revenue	$906,497	$413,721	$218,540	$105,307
Operating income before corporate allocations:	$149,015	$160,139	$4,461	$13,891
Operating margin (% of segment external net revenues)	16.4%	38.7%	2.0%	13.2%

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

		Fourth Quarter of				Fiscal Years
		2012		2011		2012		2011
		Dollar Amount	% of Revenue	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
GROSS MARGIN:
GAAP gross margin:		$256,464	49.7%	$217,758	50.0%	$1,046,177	51.3%	$829,581	50.5%
Restructuring	(A)	17	0.0%	131	0.0%	156	0.0%	466	0.0%
Amortization of purchased intangible assets	(B)	18,132	3.5%	13,279	3.1%	60,277	3.0%	37,197	2.3%
Stock-based compensation	(C)	525	0.1%	494	0.1%	2,005	0.1%	1,955	0.1%
Amortization of acquisition-related inventory step-up	(D)	1,680	0.4%	739	0.2%	2,357	0.1%	3,802	0.2%

Non-GAAP gross margin:		$276,818	53.7%	$232,401	53.4%	$1,110,972	54.5%	$873,001	53.1%

OPERATING EXPENSES:
GAAP operating expenses:		$226,135	43.9%	$189,046	43.4%	$833,609	40.9%	$673,179	40.9%
Restructuring	(A)	(333)	-0.1%	(513)	-0.1%	(2,227)	-0.1%	(2,288)	-0.1%
Amortization of purchased intangible assets	(B)	(18,260)	-3.5%	(15,876)	-3.6%	(65,430)	-3.2%	(48,705)	-3.0%
Stock-based compensation	(C)	(8,507)	-1.7%	(6,924)	-1.6%	(30,655)	-1.5%	(26,496)	-1.6%
Acquisition costs	(E)	(7,277)	-1.4%	(2,117)	-0.5%	(21,662)	-1.1%	(14,892)	-0.9%

Non-GAAP operating expenses:		$191,758	37.2%	$163,616	37.6%	$713,635	35.0%	$580,798	35.3%

OPERATING INCOME:
GAAP operating income:		$30,329	5.9%	$28,712	6.6%	$212,568	10.4%	$156,402	9.5%
Restructuring	(A)	350	0.0%	644	0.1%	2,383	0.1%	2,754	0.2%
Amortization of purchased intangible assets	(B)	36,392	7.1%	29,155	6.7%	125,707	6.2%	85,902	5.2%
Stock-based compensation	(C)	9,032	1.8%	7,418	1.7%	32,660	1.6%	28,451	1.8%
Amortization of acquisition-related inventory step-up	(D)	1,680	0.3%	739	0.2%	2,357	0.1%	3,802	0.2%
Acquisition costs	(E)	7,277	1.4%	2,117	0.5%	21,662	1.1%	14,892	0.9%

Non-GAAP operating income:		$85,060	16.5%	$68,785	15.8%	$397,337	19.5%	$292,203	17.8%

NON-OPERATING INCOME, NET:
GAAP non-operating income, net:		$8,655		$2,378		$16,856		$11,052
Acquisition / divestiture gain	(E)	(6,810)		(194)		(7,257)		(264)
Debt issuance cost write-off	(F)	82		—		82		377
Foreign exchange (gain) loss associated with acquisitions	(G)	—		1,688		1,578		(1,768)

Non-GAAP non-operating income, net:		$1,927		$3,872		$11,259		$9,397

			GAAP and Non-GAAP Tax Rate % (I)		GAAP and Non-GAAP Tax Rate % (I)		GAAP and Non-GAAP Tax Rate % (I)		GAAP and Non-GAAP Tax Rate % (I)
INCOME TAX PROVISION:
GAAP income tax provision:		$6,305	16%	$2,427	8%	$39,708	17%	$18,545	11%
Non-GAAP items tax effected:	(H)	7,762		3,218		30,635		13,696

Non-GAAP income tax provision:		$14,067	16%	$5,645	8%	$70,343	17%	$32,241	11%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.		$33,186		$29,403		$191,060		$150,755
Restructuring	(A)	350		644		2,383		2,754
Amortization of purchased intangible assets	(B)	36,392		29,155		125,707		85,902
Stock-based compensation	(C)	9,032		7,418		32,660		28,451
Amortization of acquisition-related inventory step-up	(D)	1,680		739		2,357		3,802
Acquisition / divestiture costs, net	(E)	467		1,921		14,405		14,627
Debt issuance cost write-off	(F)	82		—		82		377
Foreign exchange (gain) loss associated with acquisitions	(G)	—		1,688		1,578		(1,768)
Non-GAAP tax adjustments	(H)	(7,762)		(3,218)		(30,635)		(13,696)

Non-GAAP net income attributable to Trimble Navigation Ltd.		$73,427		$67,750		$339,597		$271,204

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.26		$0.23		$1.49		$1.20
Restructuring	(A)	—		0.01		0.02		0.02
Amortization of purchased intangible assets	(B)	0.28		0.23		0.98		0.67
Stock-based compensation	(C)	0.07		0.06		0.25		0.23
Amortization of acquisition-related inventory step-up	(D)	0.01		0.01		0.02		0.03
Acquisition / divestiture costs, net	(E)	—		0.02		0.11		0.12
Debt issuance cost write-off	(F)	—		—		—		—
Foreign exchange (gain) loss associated with acquisitions	(G)	—		0.01		0.01		(0.01)
Non-GAAP tax adjustments	(H)	(0.05)		(0.03)		(0.23)		(0.11)

Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.57		$0.54		$2.65		$2.15

OPERATING LEVERAGE:
Increase in non-GAAP operating income		$16,275		$22,399		$105,134		$74,537
Increase in revenue		$80,353		$111,821		$396,048		$350,128
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)		20.3%		20.0%		26.5%		21.3%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

(Dollars in thousands, except per share data)

(Unaudited)

			Fourth Quarter of				Fiscal Years
			2012		2011		2012		2011
				% of Segment Revenue		% of Segment Revenue		% of Segment Revenue		% of Segment Revenue
SEGMENT OPERATING INCOME:
Engineering and Construction
GAAP operating income before corporate allocations:			$39,173	14.6%	$36,615	15.3%	$207,174	19.0%	$149,015	16.4%
Stock-based compensation	(J	)	3,224	1.2%	2,780	1.2%	11,954	1.1%	10,140	1.2%

Non-GAAP operating income before corporate allocations:			$42,397	15.8%	$39,395	16.5%	$219,128	20.1%	$159,155	17.6%

Field Solutions

GAAP operating income before corporate allocations:			$37,129	34.4%	$34,061	35.7%	$182,134	37.8%	$160,139	38.7%

Stock-based compensation	(J	)	798	0.7%	650	0.6%	2,750	0.6%	2,269	0.6%

Non-GAAP operating income before corporate allocations:			$37,927	35.1%	$34,711	36.3%	$184,884	38.4%	$162,408	39.3%

Mobile Solutions
GAAP operating income before corporate allocations:			$11,259	10.8%	$5,976	7.9%	$32,459	9.3%	$4,461	2.0%
Stock-based compensation	(J	)	405	0.4%	470	0.6%	2,115	0.6%	2,943	1.4%

Non-GAAP operating income before corporate allocations:			$11,664	11.2%	$6,446	8.5%	$34,574	9.9%	$7,404	3.4%

Advanced Devices
GAAP operating income before corporate allocations:			$6,230	18.5%	$3,451	13.7%	$19,166	15.9%	$13,891	13.2%
Stock-based compensation	(J	)	751	2.2%	611	2.4%	2,467	2.0%	2,566	2.4%

Non-GAAP operating income before corporate allocations:			$6,981	20.7%	$4,062	16.1%	$21,633	17.9%	$16,457	15.6%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business. Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangible assets, stock-based compensation and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income, net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income, net excludes acquisition and divestiture gains associated with unusual acquisition related items such as an adjustment to a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and gains related to sale of certain businesses and investments. These gains are specific to particular acquisitions and divestitures and vary significantly in amount and timing. Non-GAAP non-operating income, net also excludes the write-off of debt issuance costs associated with a terminated or modified credit facility as well as foreign exchange (gains) losses specifically associated with hedges for two of our acquisitions. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

Non-GAAP items tax effected adjusts the provision for income taxes to reflect the effect of certain non-GAAP items on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a write-off of debt issuance costs associated with a terminated or modified credit facility, foreign exchange (gains) losses from hedges associated with two acquisitions, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a write-off of debt issuance costs associated with a terminated or modified credit facility, foreign exchange (gains) losses from hedges associated with two acquisitions, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue is contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

Non-GAAP segment operating income

Non-GAAP segment operating income excludes stock-based compensation from GAAP segment operating income. We believe this information is useful to investors because some may exclude stock-based compensation as an alternative view when assessing trends in the operating income of our segments.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons. Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangible assets, stock based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a write-off of debt issuance costs associated with a terminated or modified credit facility, foreign exchange (gains) losses from hedges associated with two acquisitions, and non-GAAP tax adjustments. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A)—(J) below,

(A)	Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance.

(B)	Amortization of purchased intangible assets. Included in our GAAP presentation of gross margin and operating expenses is amortization of purchased intangible assets. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period, making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding the amortization of purchased intangible assets, which primarily represents technology and/or customer relationships already developed, it enhances comparability by allowing investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies.

(C)	Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the fourth quarter and fiscal 2012 and 2011, stock-based compensation was allocated as follows:

	Fourth Quarter of		Fiscal Years
(Dollars in thousands)	2012	2011	2012	2011
Cost of sales	$525	$494	$2,005	$1,955
Research and development	1,450	1,251	5,319	4,624
Sales and Marketing	1,773	1,706	7,017	6,672
General and administrative	5,284	3,967	18,319	15,200

	$9,032	$7,418	$32,660	$28,451

(D)	Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

(E)	Acquisition / divestiture items. Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments. Included in our GAAP presentation of non-operating income, net, acquisition / divestiture gain includes unusual acquisition or divestiture related items such as an adjustment to a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), gains on divestitures of certain businesses and investments, and adjustments to the fair value of earn-out liabilities. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

(F)	Debt issuance cost write-off. Included in our non-operating income, net this amount represents a write-off of debt issuance cost for a terminated credit facility in fiscal 2011 and a modified credit facility in fiscal 2012. We excluded the debt issuance cost write-off from our non-GAAP measures. We believe that investors benefit from excluding this item from our non-operating income to facilitate a more meaningful evaluation of our non-operating income trends.

(G)	Foreign exchange (gain) loss associated with acquisitions. This amount represents the (gain) loss on foreign exchange hedges associated with two of our acquisitions. We excluded the foreign exchange (gain) loss from our non-GAAP measures because we believe that the exclusion of this item provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods.

(H)	Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A)—(G) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

(I)	GAAP and non-GAAP tax rate %. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.

(J)	Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance as it is a non-cash expense. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors. Stock-based compensation not allocated to the reportable segments was approximately $3.9 million and $2.9 million for the fourth quarter of fiscal 2012 and 2011, respectively, and $13.4 million and $10.5 million for fiscal year 2012 and 2011, respectively.